Exhibit 99.1

NEWS RELEASE Company Contact: Tony Trunzo +1 503.498.3547 www.flir.com

FLIR Systems Announces First Quarter 2008 Financial Results

Operating Income Up 53%; Earnings Per Share Up 33%

Backlog Up $78 Million; Operating Cash Flow a Record $55 Million

PORTLAND, OR - April 24, 2008 — FLIR Systems, Inc. (NASDAQ:FLIR) today announced financial results for the first quarter ended March 31, 2008. Revenue was $236.9 million, up 47% compared to first quarter 2007 revenue of $161.4 million. Excluding the impact of the previously announced acquisitions of Extech Instruments and Cedip Infrared Systems, revenue increased by 35% compared to the first quarter of 2007. Operating income for the quarter was $55.1 million, up 53% from $36.0 million in the first quarter of 2007. Net income for the quarter was $37.3 million, or $0.24 per diluted share, compared with net income of $26.3 million, or $0.18 per diluted share on a split-adjusted basis, in the first quarter a year ago.

Revenue from the Company’s Government Systems division increased 40% over the first quarter of 2007, to $113.7 million, driven by strength across all served markets, including airborne, land, and maritime. Revenue from the Company’s Commercial Vision Systems division increased 67% over the first quarter of last year, to a record $43.7 million, reflecting strong growth across all served markets. Revenue from the Company’s Thermography division increased 47% over the first quarter of last year, to $79.5 million. Excluding the impact of the Extech Instruments and Cedip Infrared Systems acquisitions, Thermography revenue increased 17% during the first quarter, reflecting strong demand for the T-Series, R&D, and GasFindIRTM product lines. Revenue contribution to other divisions related to the Cedip and Extech acquisitions was not significant.

The backlog of firm orders for delivery within the next twelve months was approximately $471 million at March 31, 2008, an increase of $78 million compared with backlog at December 31, 2007. Backlog in the Government System’s division was $371 million, up $66 million during the quarter due to strong order activity both in the U.S. and internationally. Backlog in the Commercial Vision System’s division was $80 million, up $12 million during the quarter. Backlog in the Thermography division was $20 million, flat with the prior quarter. Backlog of $17 million was acquired during the quarter as a result of the Cedip acquisition, primarily in the Commercial Vision Systems and Government Systems divisions, respectively.

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FLIR Systems Announces First Quarter 2008 Financial Results

April 24, 2008

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Cash provided by operations during the quarter was a record $55.2 million. Cash used during the quarter included $68.2 million net for the acquisition of Cedip Infrared Systems, $19.0 million to repay the remaining balance on a credit facility, and $17.8 million to repurchase 700,000 shares of FLIR common stock. At March 31, 2008, cash and cash equivalents were $159.1 million, compared with $203.7 million at December 31, 2007.

“We are quite pleased with the start to the year. Our first quarter financial performance was very good and our long-term strategies continue to deliver results,” noted Earl R. Lewis, President and CEO. “Demand was excellent, particularly in our Government Systems and Commercial Vision Systems divisions, as backlog at the end of the quarter again set a record. Based on the quarter’s results, and the expectations for the remainder of the year, we are reaffirming our outlook for strong growth in 2008.”

Revenue and Earnings Outlook for 2008

Based on its financial results for the first quarter of 2008, and the outlook for the remainder of the year, management today is reaffirming its outlook for revenue and earnings per share for the full year 2008. Management currently expects revenue for 2008 to be in the range of $1 billion to $1.05 billion, and net earnings to be in the range of $1.13 to $1.20 per diluted share.

Conference Call

FLIR has scheduled a conference call at 11:00 am EDT today. A simultaneous webcast will be available from the Investor Relations link at www.FLIR.com. A replay will be available after 2:30 PM EDT at this same internet address. For a telephone replay, dial (800) 642-1687, Conference ID #40744334 after 1:00 PM EDT.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture, and marketing of thermal imaging and stabilized camera systems for a wide variety of thermography and imaging applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit the Company’s web site at www.FLIR.com.

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FLIR Systems Announces First Quarter 2008 Financial Results

April 24, 2008

Page Three

Forward-Looking Statements

The statements in this release by Earl R. Lewis and the statements in the section captioned “Revenue and Earnings Outlook for 2008” above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: the possibility that the Company will experience difficulties in the integration of the operations, employees, strategies, technologies and products of Extech or Cedip, the potential inability to realize expected benefits and synergies from the Extech or Cedip transactions, changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the Company’s continuing compliance with US export control laws and regulations, the timely receipt of export licenses for international shipments, constraints on supplies of critical components, excess or shortage of production capacity, the ability to manufacture and ship the products in the time period required, actual purchases under agreements, the continuing eligibility of the Company to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes made to this document by wire services or Internet service providers.

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FLIR SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)(Unaudited)

	Three Months Ended March 31,
	2008	2007
Revenue	$236,906	$161,363
Cost of goods sold	106,111	71,541

Gross profit	130,795	89,822
Operating expenses:
Research and development	23,110	18,016
Selling, general and administrative	52,579	35,824

Total operating expenses	75,689	53,840
Earnings from operations	55,106	35,982
Interest expense	2,471	2,740
Other income, net	(18)	(2,409)

Earnings before income taxes	52,653	35,651
Income tax provision	15,319	9,387

Net earnings	$37,334	$26,264

Net earnings per share:
Basic	$0.27	$0.20

Diluted	$0.24	$0.18

Weighted average shares outstanding:
Basic	136,992	132,084

Diluted	161,488	156,068

FLIR SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)(Unaudited)

	March 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$159,087	$203,681
Accounts receivable, net	208,804	203,371
Inventories, net	196,264	179,366
Prepaid expenses and other current assets	68,531	58,056
Deferred income taxes, net	10,882	11,033

Total current assets	643,568	655,507
Property and equipment, net	129,586	120,873
Deferred income taxes, net	2,370	2,237
Goodwill	177,725	176,230
Intangible assets, net	50,812	52,819
Other assets	83,379	16,650

	$1,087,440	$1,024,316

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable	$1,835	$19,000
Accounts payable	63,444	53,990
Deferred revenue	22,534	19,612
Accrued payroll and related liabilities	34,755	39,431
Accrued product warranties	7,807	6,594
Advance payments from customers	14,341	9,156
Other current liabilities	18,979	14,600
Accrued income taxes	7,640	3,752
Current portion of long-term debt	7	7

Total current liabilities	171,342	166,142
Long-term debt	208,106	207,889
Deferred tax liability, net	1,950	1,902
Accrued income taxes	4,738	4,295
Pension and other long-term liabilities	22,092	20,813
Commitments and contingencies
Shareholders’ equity	679,212	623,275

	$1,087,440	$1,024,316